Exhibit 99
COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 23, 2020 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the fourth quarter ended December 31, 2019.

Highlights for the quarter included the following(1):

•	Total revenue of $233.1 million, a decrease of 14.4% compared with the fourth quarter of 2018.
•	Freight revenue of $209.9 million (excludes revenue from fuel surcharges), a decrease of 14.0% compared with the fourth quarter of 2018.
•
Operating income of $3.7 million and an operating ratio of 98.4%. Adjusted operating income(2) of $4.4 million and an adjusted operating ratio(2) of 97.9%. This compares with operating income of $22.3 million and an operating ratio of 91.8% and adjusted operating income(2) of $23.0 million and an adjusted operating ratio(2) of 90.6% in the fourth quarter of 2018.

•
Net income of $1.2 million, or earnings per diluted share of $0.06. This compares with net income of $16.5 million, or earnings per diluted share of $0.89 in the fourth quarter of 2018. Adjusted net income(2) of $1.9 million, or adjusted earnings per diluted share(2) of $0.10. This compares with adjusted net income(2) of $17.0 million, or adjusted earnings per diluted share(2) of $0.92 per diluted share in the fourth quarter of 2018.

•
The fourth quarter consolidated net income and adjusted net income included a $0.4 million, or $0.02 per diluted share pass-through loss from the Company’s 49% equity investment in Transport Enterprise Leasing (“TEL”), primarily due to a TEL customer bankruptcy. This compares to a $1.7 million, or $0.09 per diluted share pass-through gain from the Company’s investment in TEL included in consolidated net income and adjusted net income in the fourth quarter of 2018.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are relatively pleased to return to profitability for the fourth quarter based on higher revenue per tractor and lower costs per mile sequentially versus the third quarter of 2019.  However, by no means are we satisfied with the result.  For the fourth quarter and all of 2019, we battled a difficult operating environment, marked by excess industry capacity, lackluster freight volumes, intense competition from freight brokerage competitors, and higher operating costs.  In this environment, we continued to execute our enterprise-wide efforts to become more deeply embedded in our customers’ supply chains, capture more consistent and profitable year-round freight, and allocate capital to operations with better returns.

“Our Managed Freight and dedicated Truckload operations (together approximately 60% of our consolidated freight revenue) were solidly profitable overall and exhibited moderate year-over-year market volatility, with the exception of our automotive dedicated operations, which were negatively impacted by a customer strike that ended October 25, 2019.  In addition, our irregular route expedited business generated a mid-single digit operating margin, which is below our normal expectations, but an improvement sequentially.  However, our solo-driven refrigerated Truckload operations deteriorated materially, and as part of our strategic plan, we are reducing our exposure to the solo-driven refrigerated business, in particular unprofitable irregular route contracts.”
Management Discussion—Truckload Operations
Mr. Parker continued: “For the quarter, total revenue in our Truckload operations decreased to $176.0 million, a decrease of $28.8 million compared with the fourth quarter of 2018.  This decrease consisted of $23.6 million lower freight revenue and $5.2 million lower fuel surcharge revenue. The $23.6 million decrease in freight revenue primarily related to 10.4% decrease in average freight revenue per truck and a 3.4% decrease in the average size of the operational truck fleet.

“Average freight revenue per tractor per week decreased to $3,857 during the 2019 quarter from $4,304 during the 2018 quarter. Average freight revenue per total mile decreased by 24.2 cents per mile, or 11.3%, compared to the 2018 quarter, while average miles per tractor increased by 1.1%.  A portion of the reduction in freight revenue per total mile was planned, as we have steadily increased the percentage of our assets allocated to dedicated truckload or other year-round service offerings, leaving a smaller percentage to participate in the more volatile peak season, which secures significantly higher rates for a few weeks.  The other primary factors were continued capacity and demand imbalance and a reduction in certain of our customers’ peak season team capacity needs this year.  The main factor impacting the increased utilization was an improved average seated truck percentage, as only 1.5% of our operational truck fleet lacked drivers during the 2019 quarter compared with 3.0% during the 2018 quarter.

“Salaries, wages, and related expenses decreased 9.3 cents per total mile compared to the 2018 quarter. On a per mile basis, reduced group health insurance, peak-season professional driver wages, and variable incentive compensation for non-drivers more than offset increased year-over-year workers’ compensation expense.

“Net fuel expense increased by 4.0 cents per total mile in the 2019 quarter, primarily as a result of a reduced fuel surcharge recovery percentage due to customer mix adjustments, partially offset by lower average diesel fuel prices in the current year quarter. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged $0.20/gallon lower in the fourth quarter of 2019 compared with the 2018 quarter.

“General supplies and expenses increased $2.1 million compared with the prior year quarter related to increased professional advisory fees for real estate, income tax, strategic planning, legal, and procurement activities.

“Capital costs (combined depreciation and amortization, leased revenue equipment expense, building rent and interest expense) were relatively consistent year-over-year on a quarterly basis, however with a $0.9 million increase to leased revenue equipment and a $0.5 million increase to interest expense partially offset by a $1.1 million decrease in depreciation expense, including gains and losses on disposition of property and equipment.”

Management Discussion—Non-Asset Based Managed Freight
Mr. Parker offered the following comments concerning the Company’s non-asset based managed freight segment, which consists of freight brokerage, transportation management services (“TMS”), shuttle and switching services, warehousing, and accounts receivable factoring offerings (“Managed Freight”): “For the quarter, Managed Freight’s freight revenue decreased 15.5%, to $57.0 million from $67.5 million in the same quarter of 2018. The primary factor to the reduced revenue was a reduction in certain of our brokerage customers’ peak season capacity needs this year. Operating income was $4.6 million for an operating ratio of 91.9%, compared with operating income of $6.0 million and an operating ratio of 91.1% in the fourth quarter of 2018.”

Capitalization, Liquidity and Capital Expenditures
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At December 31, 2019, our total lease-adjusted indebtedness net of cash (“net lease-adjusted indebtedness”), was approximately $304.6 million, and our stockholders’ equity was $350.1 million, for a ratio of net lease-adjusted indebtedness to capitalization of 46.5% compared to 42.6% as of December 31, 2018. In addition, our leverage ratio (defined as: net lease-adjusted indebtedness divided by trailing four quarters’ earnings before interest, taxes, depreciation, amortization, and rental expense) has increased to 2.4x from 1.5x for the period ended December 31, 2018. At December 31, 2019, the Company's total balance sheet indebtedness, net of cash, plus the present value of operating leases that were not recorded on the balance sheet prior to the adoption of ASC Topic 842, Leases, increased by approximately $50.0 million compared with the 2018 year-end. The impact of the adoption of ASC Topic 842 on leverage ratio was modest because rental expense associated with the right to use assets was included in the denominator of the calculation.

 “Our net capital expenditures for the three months ended December 31, 2019, provided net proceeds of $6.5 million as compared to net capital expenditures of $18.2 million for the prior year period. In fiscal 2019, we took delivery of approximately 1,258 new company tractors, disposed of approximately 742 used tractors, and at December 31 had approximately 625 tractors (“excess tractors”) removed from our operating fleet that are either in the process of being prepared or have already been prepared and are held for sale. Our current tractor fleet plan for fiscal 2020 includes the delivery of 525 new company replacement tractors, the disposal of 550 used tractors from our current operating fleet throughout the course of the year, and the disposal of the 625 excess tractors in the first half of 2020. By the end of 2020, the size of our operating tractor fleet is expected to be flat to down 2.0% compared to the 3,021 tractors we operated at the end of 2019.”

Outlook
Mr. Cribbs commented on the Company’s outlook: “From a financial perspective, we expect operating cash flows, and our leverage ratio to improve for fiscal 2020 compared with fiscal 2019.  We expect financial improvements to be weighted toward the second half of the year, as year-over-year comparisons in consolidated average freight revenue per total mile and margin performance in certain irregular route Truckload operations are expected to be negative for at least the next several months.  Our expectations for improving performance throughout 2020 are based on assumptions of (i) declining truckload industry capacity (due to, among other factors, a continuation of falling new truck production, competitors exiting the industry, and tighter federal drug testing regulations), (ii) continued U.S. economic expansion, (iii) the successful disposal of excess real estate and revenue equipment, and (iv) the reallocation of assets to more profitable operations.  The timing and magnitude of these factors will impact our results.

“For 2020, we are intensely focused on accelerating our plans to become increasingly embedded in our customers’ supply chains, reduce the cyclicality and seasonality of our financial results through growth in our higher margin, yet less volatile services, and to enhance sustainable long-term earnings power and return on invested capital for our shareholders through disciplined strategic planning and execution.  Our operational focus areas are as follows:

•
In our Truckload operations, we are seeking to tighten our one-way irregular route Truckload freight network, to re-allocate capacity from solo-driven refrigerated to more profitable dedicated and dry-van opportunities, to decrease real estate and revenue equipment capital costs per mile, and to reduce other controllable costs. Regarding the dedicated Truckload service offering, we have recently been awarded significant new long-term business that is scheduled to be operational beginning within the second quarter of 2020.

•
In our Managed Freight operations, we have attained excellent customer retention rates in our more profitable warehousing, transportation management and factoring service offerings. We expect continued growth with these customers, as well as with new customer opportunities. We have a strong sales pipeline in these offerings for which we have targeted growth and have already secured some long-term awards for our warehousing services that are scheduled to begin late in the first quarter or during the second quarter of 2020.”

“From a balance sheet perspective, with net capital expenditures scheduled well below normal replacement cycle, along with positive operating cash flows, we expect to reduce net lease-adjusted indebtedness over the course of fiscal 2020.”

Conference Call Information
The Company will host a live conference call tomorrow, January 24, 2020, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 61166604. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; Landair Transport and Landair Logistics of Greeneville, Tennessee; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

(1) For information regarding comparability of the reported results due to the acquisition of Landair Holdings and its subsidiaries (“Landair”), refer to footnote (2) of the Non-GAAP Reconciliation (Unaudited) schedules included with this release.
(2) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, operating ratio, net income and earnings per diluted share, we use adjusted operating income, adjusted operating ratio, adjusted net income and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share are not substitutes for operating income, operating ratio, net income and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, operating ratio, net income and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted operating ratio, adjusted net income and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted operating ratio, adjusted net income and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “focus,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our tractor fleet plan, including acquisitions, dispositions, use of proceeds therefrom, and fleet size, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; government regulations imposed on our captive insurance companies; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to respond to changes in our industry or business in light of our substantial indebtedness and lease obligations; our ability to sustain or increase profitability in the future; the risks related to our receivables factoring arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts;  interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; our ability to retain our key employees; the risks associated with engaging independent contractors to provide a portion of our capacity; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; our dependence on third-party providers, particularly in our Managed Freight segment; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s Department of Transportation safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; remediation of a material weakness in our internal controls, including our ability to remediate the material weakness by December 31, 2019; our ability to implement internal controls at Landair by December 31, 2019; impairment of goodwill and other intangible assets; our ability to effectively manage the challenges associated with doing business internationally; future outcomes of litigation; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations (including our acquisition of Landair); our ability to achieve our strategic plan; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; and future share repurchases, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Theresa Ives, Executive Administrative Assistant
TIves@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Dec 31,
($000s, except per share data)	2019	2018	% Change	2019	2018	% Change
Freight revenue	$209,890	$244,008	-14.0%	$800,401	$779,729	2.7%
Fuel surcharge revenue	23,245	28,260		94,127	105,726
Total revenue	$233,135	$272,268	-14.4%	$894,528	$885,455	1.0%

Operating expenses:
Salaries, wages, and related expenses	82,621	92,825		321,997	304,447
Fuel expense	29,449	31,446		115,307	121,264
Operations and maintenance	14,691	14,723		59,505	55,505
Revenue equipment rentals and purchased transportation	58,387	68,121		204,655	183,645
Operating taxes and licenses	3,305	3,182		13,024	11,831
Insurance and claims	11,966	12,064		47,724	43,333
Communications and utilities	1,700	1,844		6,969	7,061
General supplies and expenses	8,733	6,395		30,434	23,227
Depreciation and amortization, including gains and losses on disposition of property and equipment	18,588	19,353		78,879	76,156
Total operating expenses	229,440	249,953		878,494	826,469
Operating income	3,695	22,315		16,034	58,986
Interest expense, net	2,990	2,348		11,110	8,708
(Income) loss from equity method investment	531	(2,325)		(7,017)	(7,732)
Income before income taxes	174	22,292		11,941	58,010
Income tax expense (benefit)	(988)	5,791		3,464	15,507
Net income	$1,162	$16,501		$8,477	$42,503

Basic earnings per share	$0.06	$0.90		$0.46	$2.32
Diluted earnings per share	$0.06	$0.89		$0.45	$2.30
Basic weighted average shares outstanding (000s)	18,462	18,347		18,435	18,340
Diluted weighted average shares outstanding (000s)	18,681	18,533		18,635	18,469

	Three Months Ended Dec 31,			Year Ended Dec 31,
	2019	2018	% Change	2019	2018	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based truckload revenues	$152,845	$176,474	-13.4%	$605,441	$621,320	-2.6%
Managed freight revenues	57,045	67,534	-15.5%	194,960	158,409	23.1%
Freight revenue	$209,890	$244,008	-14.0%	$800,401	$779,729	2.7%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$2.094	$2.360	-11.3%	$2.071	$2.130	-2.8%
Average freight revenue per total mile	$1.893	$2.135	-11.3%	$1.869	$1.938	-3.6%
Average freight revenue per tractor per week	$3,857	$4,304	-10.4%	$3,778	$4,191	-9.9%
Average miles per tractor per period	26,774	26,493	1.1%	105,379	112,736	-6.5%
Weighted avg. tractors for period	3,015	3,120	-3.4%	3,073	2,843	8.1%
Tractors at end of period	3,021	3,154	-4.2%	3,021	3,154	-4.2%
Trailers at end of period	6,739	6,950	-3.0%	6,739	6,950	-3.0%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2019	12/31/2018
Total assets	$881,850	$773,524
Total stockholders' equity	$350,110	$343,142
Total indebtedness, net of cash	$304,573	$254,544
Net Indebtedness to Capitalization Ratio	46.5%	42.6%
Tangible book value per basic share	$15.07	$14.65

Covenant Transportation Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1) (2)

(Dollars in thousands)	Three Months Ended Dec 31,			Year Ended Dec 31,
GAAP Presentation	2019	2018	bps Change	2019	2018	bps Change
Total revenue	$233,135	$272,268		$894,528	$885,455
Total operating expenses	229,440	249,953		878,494	826,469
Operating income	$3,695	$22,315		$16,034	$58,986
Operating ratio	98.4%	91.8%	660	98.2%	93.3%	490

Non-GAAP Presentation	2019	2018	bps Change	2019	2018	bps Change
Total revenue	$233,135	$272,268		$894,528	$885,455
Fuel surcharge revenue	(23,245)	(28,260)		(94,127)	(105,726)
Freight revenue (total revenue, excluding fuel surcharge)	209,890	244,008		800,401	779,729

Total operating expenses	229,440	249,953		878,494	826,469
Adjusted for:
Fuel surcharge revenue	(23,245)	(28,260)		(94,127)	(105,726)
Amortization of intangibles (3)	(731)	(731)		(2,923)	(1,462)
Adjusted operating expenses	205,464	220,962		781,444	719,281
Adjusted operating income	4,426	23,046		18,957	60,448
Adjusted operating ratio	97.9%	90.6%	730	97.6%	92.2%	540

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1) (2)

(Dollars in thousands)	Three Months Ended Dec 31,		Year Ended Dec 31,
	2019	2018	2019	2018
GAAP Presentation - Net income	$1,162	$16,501	$8,477	$42,503
Adjusted for:
Income tax expense (benefit)	(988)	5,791	3,464	15,507
Income before income taxes	174	22,292	11,941	58,010
Amortization of intangibles (3)	731	731	2,923	1,462
Adjusted income before income taxes	905	23,023	14,864	59,472
Benefit from (provision for) income tax expense at effective rate	968	(5,981)	(4,312)	(15,898)
Impact of federal income tax adjustments (4)	-	-	849	-
Non-GAAP Presentation - Adjusted net income	$1,873	$17,042	$11,401	$43,574

GAAP Presentation - Diluted earnings per share ("EPS")	$0.06	$0.89	$0.45	$2.30
Adjusted for:
Income tax expense	(0.05)	0.31	0.19	0.84
Income before income taxes	0.01	1.20	0.64	3.14
Amortization of intangibles (3)	0.04	0.04	0.16	0.08
Adjusted income before income taxes	0.05	1.24	0.80	3.22
Benefit from (provision for) income tax expense at effective rate	0.05	(0.32)	(0.23)	(0.86)
Impact of federal income tax adjustments (4)	-	-	0.05	-
Non-GAAP Presentation - Adjusted EPS	$0.10	$0.92	$0.61	$2.36

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") on and prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair.
(4) "Impact of federal income tax adjustments" represents the non-cash reversal of a portion of a previously recorded federal income tax credit that was settled with the IRS during the third quarter of 2019 totaling $455 and the recording of a reserve for an uncertain tax position that was previously recorded as a tax benefit in a prior year totaling $394, where new information effected the tax position.

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